Offer To Purchase For Cash
Shares Of Common Stock
of
LEAPNET, INC.
at
$1.85 NET PER SHARE
by
SPRI ACQUISITION CORP.
a wholly owned subsidiary of
SPRI, LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
STANDARD TIME, ON MONDAY, JANUARY 14, 2002, UNLESS THE OFFER IS EXTENDED.

    December 13, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been appointed by SPRI Acquisition Corp., a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of SPRI, LTD., a Delaware corporation ("SPRI"), to act as Depositary in connection with the Purchaser's offer to purchase shares of common stock, par value $0.01 per share (the "Common Stock" or the "Shares"), of Leapnet, Inc., a Delaware corporation ("Leapnet"), at a price of $1.85 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 13, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  The Offer to Purchase, dated December 13, 2001.

  2.
  The Letter of Transmittal to tender Shares for your use and for the information of your clients.

  3.
  The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

  4.
  A printed form of a letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  A letter to stockholders of Leapnet from Stephen J. Tober, Chief Operating Officer of Leapnet, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Leapnet and mailed to stockholders of Leapnet.

  6.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7.
  Form W-8 BEN.

  8.
  A return envelope addressed to EquiServe Trust Company, N.A., as Depositary (the "Depositary").

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MONDAY, JANUARY 14, 2002, UNLESS THE OFFER IS EXTENDED.

    Please note the following:

  1.
  The tender price is $1.85 per share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

  2.
  The Offer is conditioned upon certain conditions set forth in the Offer to Purchase. See the Introduction and "The Tender Offer—Section 1—Terms of the Offer" and "The Tender Offer—Section 12—Conditions of the Offer" of the Offer to Purchase.

  3.
  The Offer is being made for any and all of the issued and outstanding Shares, other than Shares held by SPRI, the Purchaser and their respective affiliates.

  4.
  Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to the Depositary, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 30.5% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal

  5.
  The Offer and the withdrawal rights will expire at 12:00 midnight, Eastern Standard time, on Monday, January 14, 2002, unless the Offer is extended.

  6.
  The Board of Directors of Leapnet, based on the unanimous recommendation of a special committee of independent directors of Leapnet: (a) has determined that it would be advisable and is in the best interests of Leapnet and the Holders (other than SPRI, the Purchaser and their respective affiliates) to consummate the Offer and the merger (the "Merger") of the Purchaser with and into Leapnet, (b) has approved and declared advisable the Agreement and Plan of Merger, dated as of November 21, 2001 (the "Merger Agreement"), by and among SPRI, the Purchaser and Leapnet and the transactions contemplated thereby, including, without limitation, the Offer and the Merger, and (c) has resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Holders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement if submitted for their approval.

  7.
  Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (the "Certificates") or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the account of the Depositary, at The Depository Trust Company (unless the Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such Certificates or a Book-Entry Confirmation, if available, with respect to such Certificates), (b) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    In order to take advantage of the Offer, Certificates or a timely Book-Entry Confirmation, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message), and all other documents required by the Letter of Transmittal must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    Any Holder who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares" of the Offer to Purchase.

    Neither SPRI nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder, the Information Agent for the Offer, at telephone number (866) 324-8878.

    Requests for copies of the enclosed materials may also be directed to the Depositary or to the Information Agent at the above addresses and telephone numbers.

                      Very truly yours,
                       EquiServe Trust Company, N.A.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, SPRI, LEAPNET, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.